Exhibit 99.1

PRESS RELEASE

04/22/14

Carlisle Companies Reports $0.56 Earnings Per Share from Continuing Operations for the First Quarter 2014

CHARLOTTE, NORTH CAROLINA, April 22, 2014 - Carlisle Companies Incorporated (NYSE:CSL) reported $650.4 million in net sales from continuing operations for the first quarter 2014, an increase of 3.3% versus the prior year.  Sales growth was achieved in all segments led by strong organic growth at Carlisle Interconnect Technologies on robust aerospace demand. The positive impact on net sales from fluctuations in foreign exchange was less than 1%.

Earnings before interest and income taxes (EBIT) was $63.0 million in the first quarter 2014. EBIT grew 14% from the prior year reflecting higher sales volume and savings from the Carlisle Operating System, partially offset by lower selling prices.

Income from continuing operations was $36.5 million, or $0.56 per diluted share, in the first quarter 2014, an 18% decrease from income of $44.3 million, or $0.68 per diluted share, in the first quarter 2013.  The reduction in income in the first quarter 2014 versus the prior year was primarily attributable to a discrete tax benefit in 2013 of $13.0 million, or $0.20 per diluted share, from the release of a deferred tax liability in connection with a tax election in a foreign jurisdiction.

All financial and percentage comparisons are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “Despite the severe winter weather negatively impacting the quarter, we achieved sales growth in all our segments and leveraged that growth to a 14% EBIT improvement. Our EBIT margin grew 90 basis points to 9.7% for the quarter. Highlighting the quarter was our performance at Carlisle Interconnect Technologies (CIT). CIT achieved an exceptional 20.3% EBIT margin, a record for CIT as well as the highest margin performance in any Carlisle segment since 2008.

“At CCM, first quarter sales increased 2.3% and EBIT declined 11%.  CCM’s sales growth came from high demand in Europe, offset by slightly lower sales in the U.S. due to the harsh winter. CCM’s U.S. sales in January and February were down from the same prior year period primarily in the northern states.  We saw a strong rebound in March as the weather improved.  CCM’s EBIT declined primarily due to lower selling price as well as the negative impact of mix changes and lower capacity utilization at our two new insulation plants.  We expect higher sales growth in upcoming quarters from sales that were delayed due to weather and continue to anticipate growth in U.S. commercial construction. We expect high single digit sales growth and leveraged EBIT growth at CCM for the full year.

“CIT achieved 6.9% sales growth, all of which was organic, and outstanding EBIT growth of 67%. CIT’s EBIT margin rose 730 basis points to a record 20.3%.  CIT had double-digit sales growth in the aerospace market on strong IFEC (In-Flight Entertainment and Connectivity) sales as well as strong demand from the Boeing 787 program.  In addition, CIT achieved excellent operating leverage through continued execution of the Carlisle Operating System.  CIT commenced activities to construct a 190,000 square foot plant in Nogales, Mexico, to handle growing aerospace demand.  This plant is expected to be completed later this year.

“Carlisle Brake and Friction’s (CBF) sales increased 1.5% compared to the first quarter 2013. Sequentially, sales increased 15%. CBF’s EBIT declined 16% primarily on lower selling price.  Organically, CBF’s sales were flat in the first quarter versus the prior year after taking out the impact of foreign exchange fluctuations, an improvement compared to the six previous quarters of sales declines. With seven consecutive months of year-over-year order increases, as well as a growing backlog, we believe we are past the bottom in demand experienced in 2013 and expect modest sales growth at CBF in 2014.

“At Carlisle Foodservice Products (CFS), sales increased by 3.3% and EBIT grew an impressive 39%.  CFS’ operating performance continues to improve despite softness experienced in the first quarter in the foodservice market, due in part to the harsh winter in the U.S.

“We remain focused on growing our businesses, expanding performance improvement initiatives through the Carlisle Operating System and investing in new products and new markets.  In addition, we are committed to using our cash on hand and available liquidity to maximize shareholder value by acquiring companies that fit our long-term growth and margin profiles and returning capital to shareholders through dividends and share repurchases.”

Roberts concluded by stating, “For the full year 2014, we continue to plan for high single-digit percentage sales growth, primarily driven by growth at CCM and CIT, and expect to generate EBIT leverage from our sales growth.  Capital expenditures for the year are expected to be approximately $119 million. Our balance sheet continues to be strong and we are solidly positioned to pursue our long-term growth objectives.”

Segment Results for First Quarter 2014

Carlisle Construction Materials (CCM):  Net sales in the first quarter of 2014 of $347.4 million increased by 2.3%.  CCM’s sales into Europe grew 63%, exclusive of a 2.1% favorable foreign exchange impact within that region, reflecting growing demand for single-ply roofing solutions, and recovering market conditions.  Within the U.S., CCM’s sales declined by 2.5%, primarily reflecting harsh weather conditions in the first quarter of 2014 compared to the prior year. CCM’s overall EBIT margin of 9.2% in the first quarter of 2014 declined by 130 basis points from the prior year primarily due to lower selling price, unfavorable mix changes and lower capacity utilization at our new insulation plants.  CCM also commenced startup production activities during the first quarter 2014 at its new PVC manufacturing plant in Greenville, IL and incurred plant startup expenses of $1.8 million, as compared to plant startup expenses in the first quarter of 2013 of $1.7 million.

Carlisle Interconnect Technologies (CIT): Net sales in the first quarter of 2014 grew 6.9% to $150.9 million versus the prior year.  Sales in CIT’s aerospace market were up 12%, partially offset by a 14% decline in sales to the military market and a 11% decline in sales to the industrial market.  CIT’s EBIT margin grew 730 basis points to a record 20.3%, primarily due to higher sales volume, savings from the Carlisle Operating System, favorable mix changes and savings from purchasing initiatives.  Included in CIT’s EBIT in the first quarter 2014 was $0.9 million in other income for proceeds received in final settlement of the Thermax acquisition.  By comparison, CIT’s EBIT in the first quarter of 2013 included $1.1 million of acquisition costs related to the fair valuation of acquired inventory from CIT’s purchase of Thermax.

Carlisle Brake & Friction (CBF): CBF’s first quarter 2014 net sales growth of 1.5%, to $92.2 million, primarily reflecting the positive impact of foreign exchange fluctuations from the stronger Euro and British pound.  CBF’s organic sales, which exclude foreign exchange impacts, were flat versus the prior year, reflecting sales volume growth of approximately 2% offset by lower selling price.  CBF’s sales into the agriculture market grew 17%.  This increase was partially offset by a decline in sales to the mining and construction markets of 20% and 3%, respectively.  CBF’s EBIT margin during the first quarter declined 210 basis points to 10.0%, primarily due to lower selling price.

Carlisle FoodService Products (CFS): Net sales in the first quarter of 2014 grew 3.3% to $59.9 million compared to the prior year.  CFS achieved strong sales volume growth to the healthcare market of 24% primarily reflecting higher demand for retherm equipment used to reheat and maintain food temperature for meal delivery.  This increase was partially offset by 8% lower sales volume to the foodservice market, which had lower demand due in part to harsh weather. CFS’ EBIT margin grew 310 basis points during the first quarter of 2014 to 11.9% primarily due to higher sales volume and savings from the Carlisle Operating System.

Income Tax Expense

The Company’s 2014 year to date provision for income taxes includes tax on ordinary earnings at an anticipated rate of approximately 33%.  The 33.6% effective rate for the first quarter of 2014 also includes current quarter discrete tax expense of $0.4 million.

The Company’s first quarter 2013 effective tax rate of 5.9% reflected discrete tax benefits of $13.0 million primarily related to a tax election made in a foreign jurisdiction that resulted in the release of deferred tax liabilities.  Excluding discrete items, the first quarter 2013 effective tax rate was 33.5%.

Cash Flow

Cash flow provided from operations of $51.3 million for the three months ended March 31, 2014 increased by $13.3 million primarily reflecting lower usage of cash to fund working capital offset by a reduction in net income in 2014 versus 2013.  For the first quarter 2014, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, for receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) declined to 19.7%, from 20.9% in the prior year.

Capital expenditures during the first quarter of 2014 were $24.1 million versus $26.8 million in the prior year. Capital expenditures for the prior year include expenditures of $2.7 million of the divested Transportation Products business. The Company expects full year capital expenditures will be approximately $119 million.

As of March 31, 2014, the Company had $779.7 million of cash on hand and $600 million of borrowing availability under its credit facility.

Conference Call and Webcast

The Company will discuss first quarter 2014 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

For the Three Months Ended

	March 31,
(Dollars in millions, except per share amounts)	2014	2013

Net sales	$650.4	$629.6

Cost and expenses:
Cost of goods sold	488.3	477.2
Selling and administrative expenses	92.2	90.4
Research and development expenses	8.0	7.4
Other Income, net	(1.1)	(0.8)

Earnings before interest and income taxes	63.0	55.4

Interest expense, net	8.0	8.3
Earnings before income taxes from continuing operations	55.0	47.1

Income tax expense	18.5	2.8
Income from continuing operations	36.5	44.3

Discontinued operations
Income (loss) before income taxes	(1.1)	14.4
Income tax (benefit) expense	(0.4)	3.5
Income (loss) from discontinued operations	(0.7)	10.9
Net income	$35.8	$55.2

Basic earnings (loss) per share attributable to common shares
Income from continuing operations	$0.57	$0.70
Income (loss) from discontinued operations	(0.01)	0.17
Basic Earnings per share	$0.56	$0.87

Diluted earnings (loss) per share attributable to common shares
Income from continuing operations	$0.56	$0.68
Income (loss) from discontinued operations	(0.01)	0.17
Diluted earnings per share	$0.55	$0.85

Average shares outstanding - in thousands
Basic	63,878	63,253
Diluted	65,089	64,719

Dividends declared and paid	$14.2	$12.8
Dividends declared and paid per share	$0.22	$0.20

(1) Numerator for basic and diluted EPS calculated based on "two-class" method of computing earnings per share:

Income from continuing operations	$36.3	$44.0
Net income	$35.6	$54.9

Carlisle Companies Incorporated

Segment Information

	Quarter Ended		Increase
In millions,	March 31,		(Decrease)
except percentages	2014	2013	Amount	Percent
Net Sales
Carlisle Construction Materials	$347.4	$339.6	$7.8	2%
Carlisle Interconnect Technologies	$150.9	$141.2	9.7	7%
Carlisle Brake & Friction	$92.2	$90.8	1.4	2%
Carlisle FoodService Products	$59.9	$58.0	1.9	3%
	$650.4	$629.6	$20.8	3%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$31.9	$35.8	$(3.9)	-11%
Carlisle Interconnect Technologies	$30.7	$18.4	12.3	67%
Carlisle Brake & Friction	$9.2	$11.0	(1.8)	-16%
Carlisle FoodService Products	$7.1	$5.1	2.0	39%
Corporate	$(15.9)	$(14.9)	(1.0)	-7%
Total	$63.0	$55.4	$7.6	14%

EBIT Margins
Carlisle Construction Materials	9.2%	10.5%
Carlisle Interconnect Technologies	20.3%	13.0%
Carlisle Brake & Friction	10.0%	12.1%
Carlisle FoodService Products	11.9%	8.8%
Corporate	-2.4%	-2.4%
Total	9.7%	8.8%

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in millions except share amounts)	2014	2013

Assets
Current assets:
Cash and cash equivalents	$779.7	$754.5
Receivables, less allowance of $2.7 in 2014 and $3.3 in 2013	412.1	399.6
Inventories	324.5	298.8
Deferred income taxes	35.6	35.7
Prepaid expenses and other current assets	35.0	46.4
Total current assets	1,586.9	1,535.0

Property, plant and equipment, net of accumulated depreciation
	503.9	497.2

Other assets:
Goodwill, net	858.7	858.7
Other intangible assets, net	570.3	579.8
Other long-term assets	23.9	22.0
Non-current assets held for sale	2.2	0.3
Total other assets	1,455.1	1,460.8

TOTAL ASSETS	$3,545.9	$3,493.0

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt, including current maturities	$—	$—
Accounts payable	223.6	187.0
Accrued expenses	141.9	172.0
Deferred revenue	17.5	17.4
Total current liabilities	383.0	376.4

Long-term liabilities:
Long-term debt	751.1	751.0
Deferred revenue	144.0	143.6
Other long-term liabilities	236.4	235.9
Total long-term liabilities	1,131.5	1,130.5

Shareholders' equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares;
78,661,248 shares issued; 64,086,326 outstanding in 2014 and 63,658,777 outstanding in 2013	78.7	78.7
Additional paid-in capital	216.5	201.1
Deferred Compensation - Equity	5.9	3.0
Cost of shares in treasury - 14,358,517 shares in 2014 and 14,761,481 shares in 2013	(207.6)	(209.5)
Accumulated other comprehensive loss	(28.0)	(31.5)
Retained earnings	1,965.9	1,944.3
Total shareholders' equity	2,031.4	1,986.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,545.9	$3,493.0

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
(Dollars in millions)	2014	2013

Operating activities
Net income	$35.8	$55.2
Reconciliation of net income to cash flows from operating activities:
Depreciation	15.5	20.2
Amortization	10.1	9.5
Non-cash compensation, net of tax benefit	4.2	6.4
(Gain) loss on divestiture of property and equipment, net	(0.6)	0.6
Deferred taxes	2.1	(13.2)
Foreign exchange (gain) loss	0.5	(0.4)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(12.2)	(34.8)
Inventories	(25.3)	22.2
Prepaid expenses and other assets	11.7	3.6
Accounts payable	36.6	4.9
Accrued expenses and deferred revenues	(28.8)	(40.9)
Long-term liabilities	0.5	4.0
Other operating activities	1.2	0.7
Net cash provided by operating activities	51.3	38.0

Investing activities
Capital expenditures	(24.1)	(26.8)
Proceeds from sale of property and equipment	1.0	0.3
Net cash used in investing activities	(23.1)	(26.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	—	0.6
Dividends	(14.2)	(12.8)
Treasury shares and stock options, net	11.2	4.7
Net cash used in financing activities	(3.0)	(7.5)

Effect of exchange rate changes on cash	—	(0.5)
Change in cash and cash equivalents	25.2	3.5
Cash and cash equivalents
Beginning of period	754.5	112.5
End of period	$779.7	$116.0